Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONNECTM

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included as exhibits or incorporated by reference into the Current Report on Form 8-K, as amended (the “Current Report”), to which this discussion and analysis is filed as an exhibit. Unless the context otherwise requires, when we use the terms “we,” “us,” and “our” in the following discussion and analysis, we are referring to ConnectM Technology Solutions, Inc. prior to the completion of the business combination with Monterrey Capital Acquisition Corporation (MCAC).

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, some of the information contained in this discussion and analysis or set or incorporated into the Current Report, including information with respect to our plans and strategy for our business, future financial performance, expense levels, and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read information included or incorporated into the Current Report under captions titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

ConnectM is a clean energy technology and solutions provider for residential and light commercial buildings and all-electric original equipment manufacturers (OEMs), with a proprietary digital platform to accelerate the transition to decarbonization and electrification of energy including solar, all-electric heating, cooling and transportation. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making electrification more user friendly, more affordable, more precise, and more socially impactful. To that end, we have built a vertically integrated company with wholly-owned service networks and the full technology stack to power them. ConnectM customers are able to reduce their energy dependence on fossil fuels, overall energy costs and carbon footprint.

Our technology platform encompasses marketing to life cycle management, customer care to claims processing, and finance to rebates/incentives. Our architecture melds artificial intelligence with the humankind, and learns from the data it generates to become better at providing technology solutions to customers and quantifying customer lifetime value. In addition to digitizing electrification end-to-end, we also reimagined the underlying business model to minimize customer churn while maximizing trust and improving environmental impact.

We believe that our enhanced user experience, aligned values, and competitive cost enjoys broad appeal. Our customer’s electrification needs typically grow over time to encompass more and higher value products such as heat pumps, highly efficient air conditioners, solar roof, battery storage, electric vehicles and weatherization. These progressions can generate increases in customer lifetime value. We expect our business to benefit from highly recurring, predictable, and naturally growing revenue streams; a level of automation that we believe satisfies our customers while collapsing costs; and an architecture that generates and employs data to price and implement electrification solutions with greater precision, which will also benefit our customers and our strategic OEM partners.

Recent Developments

On July 12, 2024 (the “Closing Date”), ConnectM Technology Solutions, Inc., a Delaware corporation, consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated December 31, 2022 (as described within Footnote 13: Merger Agreement), by and among the Company, Chronos Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and ConnectM Operations, Inc. (f/k/a ConnectM Technology Solutions Inc., “Legacy ConnectM”), following the approval at a special meeting of the stockholders of Monterrey Capital Acquisition Corporation held on July 10, 2024.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy ConnectM, with Legacy ConnectM surviving the merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “business combination”). On the Closing Date, Monterey Capital Acquisition Corporation changed its name to “ConnectM Technology Solutions, Inc.”

As of the open of trading on July 15, 2024, the Common Stock began trading on the Nasdaq Global Market under the symbol “CNTM.” Upon closing of the business combination, the Company’s Series Seed Convertible Preferred Shares, Series Seed-1 Convertible Preferred Shares, Series A-1 Convertible Preferred Shares, Series B-1 Convertible Preferred Shares, and Series B-2 Convertible Preferred Shares converted to class A common shares of CNTM. Furthermore, the Company’s convertible debt converted to class A common shares of CNTM.

A description of the business combination and the terms of the Merger Agreement are included in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2024 (the “Proxy Statement/Prospectus”) in the section entitled “Proposal No. 1—The Business Combination Proposal.”

Results of Operations

The following table sets forth ConnectM’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2024 and 2023:

	For the Six Months Ended June 30,
	2024	2023
Revenues	$11,224,316	$11,099,727
Costs and expenses:
Cost of revenues	6,809,589	7,303,128
Selling, general and administrative expenses	6,873,101	5,937,399
Loss on impairment of intangible assets	405,658	-
Loss from operations	(2,864,032)	(2,140,800)

Other income (expense):
Interest expense	(1,153,117)	(429,371)
Loss on extinguishment of debt	(591,864)	-
Other income (expense), net	(211,645)	151,738
Total Other Expense	(1,956,626)	(277,633)

Loss before income taxes	(4,820,658)	(2,418,433)

Income tax benefit	-	-
Net loss	(4,820,658)	(2,418,433)

Key Components of the Results of Operations

Revenue

The Company generates revenue from HVAC system services, solar system services (residential and commercial), roofing services, Electric Vehicle connected operations, and managed services

HVAC System Services

The Company generates revenue from HVAC equipment sales, as noted above, as well as through installation of the HVAC equipment and agreements that provide for various service associated with HVAC equipment the Company has sold to its customers (i.e., maintenance visits, remote technical support, etc.). The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service. The Company’s revenue is generated from customers located throughout the U.S.

Electric Vehicle Connected Operation

The Company generates revenue from Vehicle Control Unit (VCU) edge device sales as well as through multi-year subscription agreement to monitor and manage health of the Electric Vehicles in two-wheeler, three-wheeler, and passenger buses/trucks categories.

Solar System Services- Residential

The Company generates revenue from solar electrification services that include services such as solar panel repairs and solar panel installations. The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service.

Solar System Services-Commercial

For large commercial and utility grade energy storage system installation which consist of the engineering, design and installation of the system, customers make milestone payments that are consistent with contract-specific phases of a project.

Roofing Services

The Company generates revenue through roofing services that include services including, but not limited to, roof repairs, skylight installations, or complete roof replacements. The services involve a combination of labor and inventory required to perform such services; however, these items are not separated as they are both required to achieve the end objective of providing the total service. Each transaction is a distinct performance obligation, priced on a standalone basis, which provides benefit to the customer. Revenue is recognized as the services are performed which is normally a day or less. As such, recognition over time approximates a point in time.

Managed Services

Beginning in 2023, the Company entered into managed services contracts with external third parties. Under these contracts with its customers, the Company is responsible for running the day-to-day operations of these third parties, including human resources and people management, procurement, marketing, lead generation, and centralizing vendor management.

Operating Expenses

Cost of Revenue

Cost of Revenue consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and facility costs for our operations and manufacturing teams. Cost of Revenue also includes expenses for costs of equipment and professional services related to the maintenance or installation of equipment. ConnectM expects its operations costs to increase in the foreseeable future as it continues to invest in the expansion of its operations.

Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, depreciation and amortization, and allocated facility costs for our business development, marketing, corporate, executive, finance, legal, human resources, IT, and other administrative functions. General and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance, and other administrative expenses.

ConnectM expects its selling, general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and because of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, increased insurance expenses, investor relations activities, and other administrative and professional services.

Interest expense

Interest expense results from interest on the Company’s outstanding loans. ConnectM may utilize debt to finance its future acquisitions and fund operations and therefore, interest expense incurred may increase in future periods.

Loss on extinguishment of debt

During the six months ended June 30, 2024, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the term of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024 incorporated by reference into the Current Report.

Other Income (Expense), net

Other income (expense) consists of miscellaneous non-operating items, including changes in the fair value of the Company’s convertible debt that it has elected to account for utilizing the fair value option.

Comparison of the Six Months Ended June 30, 2024 and 2023

Revenues

	Six months ended June 30,
	2024	2023	Change	Change (%)
Revenues	$11,224,316	$11,099,727	$124,589	1%

Revenue increased approximately $0.1 million, or 1%, to $11.2 million for the six months ended June 30, 2024 from $11.1 million for the six months ended June 30, 2023. This increase was primarily driven primarily by the Company’s new managed services offering, which yielded in increase in revenues for the six months ended June 30, 2024 of $3.7 million. This increase was primarily offset by a decline in the Company’s decarbonization segment of $2.6 million. This decrease in the decarbonization segment was driven by Company’s desire to reduce its exposure to macro headwinds with solar business including high interest rate, inclement weather, customer cancellations which caused a decline in solar installations during this period. Additionally, the Company experienced a decline in revenues associated with the Company’s electrification segment of $1.3 million. This decrease in the electrification segment was driven by winding down of underperforming HVAC business units. Lastly, revenues for the Company’s OEM/EV segment increased $0.2 million during the six months ended June 30, 2024 as compared to the six months ended June 30, 2023 due to increased sales as compared to the previous period.

Cost of Revenues

	Six months ended June 30,
	2024	2023	Change	Change (%)
Cost of revenues	$6,809,589	$7,303,128	$(493,539)	-7%

Cost of revenues declined approximately $0.5 million, or 7%, to $6.8 million for the six months ended June 30, 2024 from $7.3 million for the six months ended June 30, 2023. The Company’s new managed services offering caused cost of revenues to increase $2.0 million. This increase was offset by decreases in cost of revenues associated with the Company’s decarbonization and electrification segments of $1.3 million and $1.1 million, respectively. These decreases were driven by lower revenues in the segment, as described above.

Gross Margin

	Six months ended June 30,
	2024	2023	Change	Change (%)
Gross margin	$4,414,727	$3,796,599	$618,128	16%
Gross margin as a percentage of revenue	39%	34%

Gross margin increased approximately $0.6 million, or 16%, to $4.4 million for the six months ended June 30, 2024 from $3.8 million for the six months ended June 30, 2023. Furthermore, gross margin, as a percentage of revenue, increased approximately 5%. The drivers of the increase in gross margin are further discussed by segment, below.

Electrification Segment

	Six months ended June 30,
	2024	2023	Change	Change (%)
Gross margin- Electrification Segment	$1,200,877	$1,302,455	$(101,578)	-8%

Gross margin for the Electrification Segment decreased $0.1 million, or 8%, to $1.2 million for the six months ended June 30, 2024 from $1.3 million for the six months ended June 30, 2023. This decrease was primarily driven by increased material costs.

Decarbonization Segment

	Six months ended June 30,
	2024	2023	Change	Change (%)
Gross margin- Decarbonization Segment	$1,274,505	$2,506,065	$(1,231,560)	-49%

Gross margin for the Decarbonization Segment decreased $1.2 million, or 49%, to $1.3 million for the six months ended June 30, 2024 from $2.5 million for the six months ended June 30, 2023. This decrease was primarily due to lower labor utilization, inclement weather which inhibited solar panel installation, and higher material costs.

OEM/EV Segment

	Six months ended June 30,
	2024	2023	Change	Change (%)
Gross margin- OEM/EV Segment	$241,341	$(11,921)	$253,262	2125%

Gross margin for the OEM/EV Segment increased $0.3 million to $0.2 million for the six months ended June 30, 2024 from a loss of $12 thousand for the six months ended June 30, 2023. This increase was driven by lower material costs for the six months ended June 30, 2024.

Managed Services

	Six months ended June 30,
	2024	2023	Change	Change (%)
Gross margin- Managed Services Segment	$1,698,004	$-	$1,698,004	-

Gross margin for the Managed Services Segment was approximately $1.7 million for the six months ended June 30, 2024. The Managed Services segment did not exist during the six months ended June 30, 2023. Going forward, the Company expects its Managed Services segment to be a source of significant growth in the future. Gross Margins may change as this business expands and matures and the Company identifies synergies in its service offering.

Selling, General, and Administrative

	Six months ended June 30,
	2024	2023	Change	Change (%)
Selling, general and administrative expenses	$6,873,101	$5,937,399	$935,702	16%

Selling, general, and administrative expenses increased $1.0 million, or 16%, to $6.9 million for the six months ended June 30, 2024 from $5.9 million for the six months ended June 30, 2023. The increase was due to the Company experiencing incremental selling, general, and administrative costs associated with its Managed Service Offering of approximately $1.6 million for the six months ended June 30, 2024. This was offset by cost cutting measures implemented by the Company during the six months ended June 30, 2024.

Loss on Impairment of Intangible Assets

	Six months ended June 30,
	2024	2023	Change
Loss on impairment of intangible assets	$405,658	$-	$405,658

During the six months ended June 30, 2024, the Company identified an impairment indicator pertaining to its ACA and AFS business units as the Company decided to wind down these business units’ operations. As a result, during the six months ended June 30, 2024, the Company recognized $405,658 of impairment in its intangible assets. No impairment of the Company’s intangible assets was recognized during the six months ended June 30, 2023.

Interest Expense

	Six months ended June 30,
	2024	2023	Change	Change (%)
Interest expense	$(1,153,117)	$(429,371)	$(723,746)	169%

Interest expense increased $0.7 million, or 169%, to $1.1 million for the six months ended June 30, 2024 from $0.4 million for the six months ended June 30, 2023. This increase was primarily driven by the issuance of the Company’s secured promissory notes and convertible notes throughout 2023 and during the six months ended June 30, 2024. For further information regarding the different debt instruments issued throughout 2023 and during the six months ended June 30, 2024, please see the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024 incorporated by reference into the Current Report.

Loss on Extinguishment of Debt

	Six months ended June 30,
	2024	2023	Change	Change (%)
Loss on extinguisment	$(591,864)	$-	$(591,864)	-

During the six months ended June 30, 2024, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the terms of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024 incorporated by reference into the Current Report.

Other income (expense)

	Six months ended June 30,
	2024	2023	Change	Change (%)
Other income (expense)	$(211,645)	$151,738	$(363,383)	-239%

Other income (expense) decreased $0.4 million from an income position of $0.2 million to an expense position of $0.2 million. This primarily relates to the fair value adjustment associated with the Company’s outstanding convertible notes of a loss of $0.2 million for the six months ended June 30, 2024 as compared to a gain of $0.2 million for the six months ended June 30, 2023. For further information, please see the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024 incorporated by reference into the Current Report.

Liquidity and Capital Resources

To date, ConnectM has funded its operations primarily through the issuances of convertible preferred units of approximately $12.0 million and through various borrowings. For further information regarding the Company’s debt outstanding, please refer to the unaudited condensed consolidated interim financial statements as of June 30, 2024 and 2023 incorporated by reference into the Current Report.

We require capital to fund our operating expenses and capital expenditures. Additional capital is necessary to fund ongoing operations, continue research, development efforts, improve infrastructure, and execute on our acquisition strategy. Our ability to access the capital markets will influence the rate at which we deploy capital. Future capital requirements will depend on many factors, including:

•	Establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, both amount and quality, products and services to support our growth;
•	Addressing any competing technological and market developments;
•	Technological or manufacturing difficulties, design issues or other unforeseen matters’
•	Identifying attractive acquisition targets that align with our current businesses; and
•	Attracting, hiring, and retaining qualified personnel.

If we successfully raise additional capital, we may accelerate certain development programs and other investments. There can be no assurance that additional funds will be available to us on favorable terms or at all. If we cannot raise additional funds this will lead us to delay or reduce or stop certain development activities and pursue the reduction of certain components of our operating expenses. If we cannot raise additional funds when needed, our financial condition, results of operations, and cash flows, business and prospects may be materially and adversely affected.

Secured Promissory Notes

In February of 2022, the Company entered into secured promissory note agreements (the “Secured Promissory Notes with two individual lenders for a total of $1.4 million. In connection with the issuance of the Secured Promissory Notes, the Company issued warrants to each lender that may be converted into shares of common stock of the Company. The Secured Promissory Notes mature in February of 2025. Interest is charged at an annual simple rate of 9.25%, which increases to 12% upon the occurrence of an Event of Default. The warrants that were issued in connection with the issuance of the Secured Promissory Notes have an exercise price of $12.00 per share of common stock. Such warrants are exercisable at any point for a period of 10 years from the date issued. The warrants are not transferable, nor do they carry any voting rights or other rights of a shareholder. The holders of the warrants cannot net settle, and all exercises of such warrants must be completed in cash.

During the year ended December 31, 2023, the Company issued an additional $5,510,000 of secured promissory notes with terms similar to those described above (the “2023 Promissory Notes”). However, no warrants were issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have original maturity dates ranging from November of 2023 to December of 2024. For the notes with original maturity dates prior to the date these financial statements are issued, the Company reached agreements with the noteholders to extend the maturity date to September 2024. The notes accrue interest at a simple annual interest rate that ranges from 18% to 24.0%. Additionally, the Company is not required to make any payments under these promissory notes prior to maturity.

During the six months ended June 30, 2024, the Company issued 14 additional secured promissory notes with terms similar to those described above (the “2023 Promissory Notes”). No warrants were issued in connection with the issuance of these additional secured promissory notes. These 14 additional secured promissory notes issued during the six months ended June 30, 2024 totaled $4,050,000. The notes issued during the six months ended June 30, 2024 do not require payment of interest or principal until the maturity dates, which range from August 15, 2024 to June 30, 2025. The interest rate for these notes ranges from 20% to 24%.

A summary of the secured promissory note agreements entered throughout 2023 and 2024 is as follows:

Entity	Amount	Interest Rate	Issue Date	Maturity Date	Total by Quarter
First Quarter, 2023
Arumilli LLC.	$250,000	18%	1-Jan-23	30-Sep-24
SriSid LLC	$250,000	18%	1-Mar-24	30-Sep-24
					$500,000
Second Quarter, 2023
SriSid LLC	$250,000	21%	10-Apr-23	30-Sep-24
Sri Nalla	$300,000	21%	3-May-23	30-Sep-24
Ashish Kulkarni	$100,000	21%	5-May-23	30-Sep-24
					$650,000
Third Quarter, 2023
Arumilli LLC.	$250,000	24%	18-Jul-23	30-Sep-24
Arumilli LLC.	$250,000	24%	26-Jul-23	30-Sep-24
Arumilli LLC.	$250,000	24%	2-Aug-23	30-Sep-24
SriSid LLC	$750,000	24%	2-Aug-23	30-Sep-24
SriSid LLC	$250,000	24%	15-Sep-23	14-Sep-24
SriSid LLC	$650,000	24%	25-Sep-23	24-Sep-24
					$2,400,000
Fourth Quarter, 2023
SriSid LLC	$250,000	24%	19-Oct-23	19-Oct-24
SriSid LLC	$250,000	24%	24-Oct-23	24-Oct-24
SriSid LLC	$350,000	24%	9-Nov-23	8-Nov-24
SriSid LLC	$200,000	24%	10-Nov-23	9-Nov-24
Ashish Kulkarni	$200,000	24%	13-Nov-23	12-Nov-24
Arumilli LLC.	$500,000	24%	15-Dec-23	15-Dec-24
SriSid LLC	$210,000	24%	15-Dec-23	15-Dec-24
					$1,960,000
First Quarter, 2024
Arumilli LLC.	$500,000	24%	18-Jan-24	17-Jan-25
IT Corpz Inc.	$500,000	24%	2-Feb-24	31-Oct-24
Arumilli LLC.	$500,000	24%	13-Mar-24	12-Mar-25
					$1,500,000
Second Quarter, 2024
Arumilli LLC	$500,000	24%	10-Apr-24	9-Apr-25
SriSid LLC	$250,000	24%	23-Apr-24	22-Apr-25
SriSid LLC	$250,000	24%	6-May-24	5-May-25
SriSid LLC	$250,000	24%	8-May-24	7-May-25
SriSid LLC	$125,000	24%	16-May-24	31-May-25
SriSid LLC	$125,000	24%	20-May-24	19-May-25
Dinesh Tanna	$200,000	20%	1-Jun-24	31-May-25
Ashish Kulkarni	$250,000	24%	10-Jun-24	15-Aug-24
Satish K Tadikonda Trust	$300,000	24%	17-Jun-24	15-Aug-24
Kanu Patel	$200,000	24%	17-Jun-24	15-Aug-24
Vikas Desai	$100,000	20%	20-Jun-24	31-May-25
					$2,550,000

The total principal outstanding under these promissory note agreements as of June 30, 2024 and December 31, 2023 were $11,334,020 and $7,410,000, respectively.

Convertible Notes

The Company issued $1,350,000 of convertible notes in September of 2022 that mature two years from the date of issuance (September 2024). On February 22, 2023, the convertible notes were amended to clarify how these Convertible Notes convert; this modification did not change the future cash flows of the notes. The Convertible Notes automatically convert in three (3) different situations: (i) upon the consummation of a Qualified Financing, (ii) upon the consummation of a Change of Control, or (iii) upon maturity.

In the case of a Qualified Financing (as defined below), the convertible notes (principal plus interest) automatically convert at a quotient, the numerator of which is the entire principal of the convertible notes and any interest accrued and the denominator is the lesser of 80% of the price per share to be sold in a financing event, or $7.00 per share, adjusted for any stock dividend, stock split, combination, or other similar recapitalization with respect to such class or series. In the case of a Change of Control (as defined below), the convertible notes (principal plus interest) automatically convert into shares of Common Stock of the Company at a conversion price that will be based upon a pre-money valuation of the Company equal to eighty percent (80.0%) of the enterprise value of the Company as determined based upon the net consideration to be paid in connection with such Change of Control transaction. If the convertible notes are still outstanding at maturity, they automatically convert (principal plus interest) into shares of a separate series of the Company’s Series B Preferred Stock having identical rights, privileges, preferences and restrictions as the Company’s existing Series B-1 Preferred Stock, except the liquidation preference, dividend rights and anti-dilution protection will be appropriately adjusted to reflect the price per share at which the convertible notes are converted into Series B Preferred Stock, which is at the conversion price of $7.00 per share (subject to adjustments for stock dividends, stock splits, or other similar recapitalization events with respect to such class or series of shares).

A Qualified Financing is defined as the next transaction or series of transactions after the issuance of the Notes in which the Company sells shares of its privately issued equity securities resulting in gross proceeds to the Company of at least $5 million (not including the Notes). The closing of this transaction would not be deemed a Qualified Financing.

A Change of Control means (i) that the beneficial ownership (as defined in Rule 13d3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any parent or subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company (A) pursuant to the Merger Agreement and/or (B) with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition. The closing of this transaction would be deemed a Change of Control.

Interest is charged at an annual (simple) rate of 5.0%. The rate increases to 8.0% upon the occurrence of an Event of Default. The Company has the right to prepay the entire principal amount of the convertible notes upon approval by the holders of the majority of the convertible notes.

The Company further issued an additional $0.9 million of convertible notes under the same terms during the year ended December 31, 2023 with terms similar to those described above.

Convertible Notes Due From MCAC

As of June 30, 2024, the Company has provided $445,000 to Monterey Capital Acquisition Corporation (“MCAC”) in the form of convertible notes receivable for working capital purposes. The convertible notes receivable are to be repaid to the Company upon consummation of a Business Combination, without interest, or at the Company’s option, convertible into Private Warrants at a price of $1.00 per warrant.

Libertas (Sale of Future Receipts)

On April 25, 2023, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party (“Libertas”). Pursuant to this agreement, the Company sold and assigned $1,597,144 of Future Receipts in exchange for net cash proceeds of $1,176,000, including a fee of $24,000. As a result, the Company recorded a discount of $421,144. Under the agreement, the Company agreed to pay the third party a minimum of $30,174 of weekly sales receipts until the Future Receipts have been collected. for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 2, 2023, the Company amended this agreement with Libertas to extend the weekly sales receipts period to one year from the amendment date, requiring weekly sales receipts of $17,700 until the remaining Future Receipts have been collected. Further in connection with this amendment, the Company incurred an incremental fee of $100,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50, Debt- Modifications and Extinguishments (“ASC 470-50”).

Similarly, to the transaction in April, on August 7, 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $1,290,000 of future receipts in exchange for net proceeds of $980,000, including a fee of $20,000. As a result the Company recorded a discount of $310,000. Under the agreement the Company agreed to pay the third party approximately $25,595 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 29, 2023, the Company amended this agreement with Libertas to borrow an incremental $370,543. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $130,000 and the Company incurred an incremental fee of $221,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendments noted above, as of December 31, 2023, all remaining discounts were written off. As a result of the amendments noted above, the Company wrote off all remaining debt discounts, yielding incremental interest expense of $662,400. This loss on extinguishment of debt was offset by the forgiveness of debt in connection with each amendment, as discussed above, of $162,080 relating to the first amendment and $130,000 relating to the second amendment, yielding a loss on extinguishment of debt of $370,320 that was recognized during the year ended December 31, 2023.

On January 4, 2024, like the transactions in April and August of 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $451,500 of future receipts in exchange for net proceeds of $350,000, including an origination fee of $7,000 and an original issuance discount of $101,500. As a result, the Company recorded a discount of $108,500. Under the agreement, the Company agreed to pay the third party approximately $8,958 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out.

On January 30, 2024, the Company amended each of its outstanding agreements with Libertas to consolidate the agreements into one without any change to the total Future Receipts committed. In connection with this amendment, the Company sold a total of $2,600,000 of Future Receipts in exchange for the remaining balances on each of the Company’s outstanding agreements with Libertas as of the date of the transaction, totaling $2,077,011 with an original issuance discount of $522,989. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendment, as of March 31, 2024, all unamortized discounts were written off, resulting in a loss on extinguishment of debt of $591,864.

In connection with these instruments, the Company recorded discounts. These discounts are recorded as an adjustment to the related liability within the “Current portion of debt, net of discount” in the unaudited condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023. As discussed above, as of June 30, 2024 and December 31, 2023, the discounts offered associated with these borrowings were zero.

In connection with the January 30, 2024 amendment, the Company erroneously received an incremental $1,057,275 from Libertas. Such amounts received were provided to the Company in error and are due and payable in full to Libertas. Libertas has agreed to loan the Company this amount and is currently negotiating repayment terms with the Company. This is shown as a Due to Libertas on the unaudited condensed consolidated balance sheets.

Since the Company has significant continuing involvement in the generation of future cash flows due under these agreements among other indicators, pursuant to ASC 470-10-25-2, Debt- Sales of Future Revenues or Other Various Measures of Income, the Company has reflected any future commitments to Libertas associated with these agreements as Debt.

The balance of the total sale on Future Receipts stated above as of June 30, 2024 and December 31, 2023 is $2,084,127 and $1,938,257, respectively, which is included in the current portion of debt on the unaudited condensed consolidated balance sheets.

Samson (Sale of Future Receipts)

On May 23, 2024, the Company entered into a sale of Future Receipts agreement with Samson MCA LLC, an independent third party (“Samson”). Pursuant to this agreement, the Company sold and assigned $148,800 of Future Receipts in exchange for net cash proceeds of $117,425. As a result, the Company recorded a discount of $31,375. Under the agreement, the Company agreed to pay the third party a minimum of $12,400 of monthly sales receipts until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. Amortization of the debt discount amounted to $2,660 for the six months ended June 30, 2024 and was recognized as a component of Interest expense within the unaudited condensed consolidated statements of operations and comprehensive loss.

On May 28, 2024, the Company entered into a second sale of Future Receipts agreement with Samson. Pursuant to this agreement, the Company sold and assigned $125,600 of Future Receipts in exchange for net cash proceeds of $97,825. As a result, the Company recorded a discount of $27,775. Under the agreement, the Company agreed to pay the third party a minimum of $5,528 of bi-weekly sales receipts until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. Amortization of the debt discount amounted to $2,360 for the six months ended June 30, 2024 and was recognized as a component of Interest expense within the unaudited condensed consolidated statements of operations and comprehensive loss.

The unamortized debt discount as of June 30, 2024 for these sales of Future Receipts stated above amounted to $54,130. The outstanding principal as of June 30, 2024 is $256,791, which is included in the current portion of debt on the unaudited condensed consolidated balance sheets.

Other Notes

The Company also has other smaller loans that are described within Note 9 to the Company’s unaudited condensed consolidated interim financial statements as of June 30, 2024 and 2023. Please see the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024 incorporated by reference into the Current Report.

Going Concern

The Company incurred a net loss of $4,820,658 for the six months ended June 30, 2024, and had an accumulated deficit of $27,672,564 as of June 30, 2024. The Company’s net cash used in operating activities was $2,424,367 for the six months ended June 30, 2024, and the working capital deficit totaled $17,479,020 as of June 30, 2024.

As of June 30, 2024, ConnectM had cash and cash equivalents of $0.8 million. In addition, the Company is expecting to have to pay $18.0 million of principal to the Company’s lenders throughout the next twelve months. The Company did not generate cash flows from operations for either of the six months ended June 30, 2024 or 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued. The unaudited condensed combined financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans to address the substantial doubt about the Company’s ability to continue as a going concern include the following:

•	obtaining additional financing from related parties and third parties; and
•	potentially extend existing debt agreements

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Further, the Company cannot provide any assurance that its current noteholders will provide relief and extend the Company’s current required payments under its debt agreements. ConnectM’s primary uses of cash are to fund its operations as it continues to grow its business. ConnectM will require a significant amount of cash for expenditures as it invests in continuing its acquisition strategy and capitalizes on synergies because of such acquisitions. We have experienced significant net losses since our inception and, given the significant expenditures associated with our business plan, we anticipate that we will continue to incur net losses.

To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, ConnectM may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict ConnectM’s operations. There can also be no assurances that the Company will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objectives.

Cash Flows

The following table summarizes ConnectM’s cash flows for the period indicated:

	Six months ended June 30,
	2024	2023	Change
Net cash used in operating activities	(2,424,367)	(1,888,470)	(535,897)
Net cash used in investing activities	(145,923)	(64,069)	(81,854)
Net cash provided by financing activities	2,219,157	1,097,632	1,121,525

Cash Flows Used In Operating Activities — For the Six months Ended June 30, 2024 and 2023

Net cash used in operating activities for the six months ended June 30, 2024 was $2.4 million. Net cash used in operating activities consisted primarily of net loss of $4.8 million offset by $1.8 million of noncash items, primarily related to the loss on extinguishment of debt associated with the Company’s Libertas agreements of $0.6 million, the impairment of intangible assets of $0.4 million, the unrealized loss on the fair value measurement of the Company’s convertible notes of $0.3 million, and the depreciation and amortization of long-lived assets and intangible assets of $0.3 million. In addition, for the six months ended June 30, 2024, net changes in operating assets and liabilities resulted in cash provided by operating activities of $0.6 million.

Net cash used in operating activities for the six months ended June 30, 2023 was $1.9 million. Net cash used in operating activities consisted primarily of net loss of $2.4 million offset by $0.5 million of noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.4 million and the amortization of debt discounts of $0.1 million, offset by the unrealized gain associated with the Company’s convertible debt that was measured at fair value of $0.2 million. In addition, for the six months ended June 30, 2023, net changes in operating assets and liabilities resulted in cash provided by operating activities of $0.1 million.

Cash Flows Used In Investing Activities —  For the Six months Ended June 30, 2024 and 2023

Net cash used in investing activities for the six months ended June 30, 2024 was $0.1 million. This use in cash consisted of investing activities relating to the purchase of property and equipment and capitalized software development costs and further the change in the Company’s ownership of its ACA subsidiary.

Net cash used in investing activities for the six months ended June 30, 2023 was $0.1 million. This use in cash consisted of investing activities relating to the purchase of property and equipment and capitalized software development costs.

Cash Flows Provided By Financing Activities —  For the Six months Ended June 30, 2024 and 2023

Net cash provided by financing activities for the six months ended June 30, 2024 was $2.2 million. Net cash provided by financing activities consisted primarily of proceeds from the issuance of debt of $5.4 million and the receipt of $1.1 million from the Company’s lender, Libertas, that was received in error. For further information regarding this, please see Note 9 to the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024 incorporated by reference into the Current Report. These financing activities were offset by the payment of extension fees into MCAC’s trust account of $2.0 million, payments of financing fees of $0.7 million, payments of deferred offering costs of $0.2 million, payments of finance leases of $0.1 million, and payments on the Company’s long term debt facilities of $1.3 million.

Net cash provided by financing activities for the six months ended June 30, 2023 was $1.1 million. Net cash provided by financing activities consisted primarily of proceeds from the issuance of debt of $3.4 million including $0.6 million of convertible notes, offset by payments on the Company’s long term debt facilities of $0.8 million, the payment of financing fees of $0.4 million, the payment of deferred offering costs of $0.1 million, payments of finance leases of $40 thousand, and the payment of extension fees into MCAC’s trust account of $0.9 million.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the unaudited condensed consolidated financial statements, as well as the reported expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

There have been no material changes to our critical accounting policies and estimates during the six months ended June 30, 2024 from those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the years ended December 31, 2023 and 2022, incorporated by reference into the Current Report.